Quantum Energy, Inc. (QEGY) Acquires Producing Oil Reserves and Production

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May 30, 2019 16:27 ET | Source: Quantum Energy, Inc.

CHICAGO, IL, May 30, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Quantum Energy, Inc. (OTC: QEGY) (or the "Company") is pleased to announce that it has acquired producing oil, gas oil, gas and mineral leases in Wyoming (the “Properties”) from the Looper Family Office, LLC, a Texas limited liability company and Quay View Partners, LLC (jointly the “Sellers”) in exchange for 100,000 shares of newly created Series W preferred stock.

The acquired Properties produce oil and natural gas from shallow depths. Current production rates of ~160 barrels of oil per day are expected to increase by 30% in Q3 2019 after the Company returns two currently non-producing wells to production. An independent 3rd party engineering report shows that the Properties have an engineered reserve value of $25,000,000+ in future cash flow. The Company plans to drill additional wells on the acquired assets in 2020. Proved oil and reserves attributable to the property are 810,000 barrels of oil equivalent.  The Series W preferred stock will be issued to secure debt and or equity for a wholly owned subsidiary to be formed by the Company and the Series W preferred stock will have liquidation preference, conversion and anti-dilution preference. The Series W preferred stock also has  Spinout Rights pursuant to which the holders of the Series W preferred stock may elect to complete a “direct listing”, whereby the Company will file a S-1 registration statement with the SEC to list the shares of such newly created subsidiary, whereby the holders of the Series W preferred stock will retain 90% control and the remaining 10% will be distributed pari passu to the Company’s common shareholders.  The cost of such registration statement will be borne by the majority of the holders of the Series W Preferred stock and an additional $350,000 will be paid to the Company when the spin out is completed.

Pursuant to the Swap Agreement the designation of preferences and rights of the Series W Preferred Stock, the initial price of each share of SERIES W Preferred Stock has been set at $25.00 per share.

“Producing oil and gas from low-risk fields through an environmentally sensitive process and the resulting cash flows are part of our initiative to explore new opportunities and expand sales efforts,” stated Quantum’s CEO, Andrew J. Kacic. “This is a great opportunity for Quantum to create a new business unit that is organically expandable and cash flow positive.”

About Quantum Energy Group, Inc.:

Quantum’s foundation begins with the highest regards to corporate safety and employee culture, provide technically advanced mid-size refinery complexes to stimulate local and regional economies.  Provide our services in advanced processing systems, world-wide, to promote green energy hydrocarbon processing.

Achieving corporate success begins with leadership commitments to create a work-space environment that promotes our goals of constructing and operating the most technically advanced refinery complexes for our clients.  Our fuels will be blended and patented to exceed environmental controls for green energy.

Notice Regarding Forward-Looking Statements:

This news release contains forward-looking information including statements that include the words "believes," "expects," "anticipate," or similar expressions. Such forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company's filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC's website at http://www.sec.gov.

SOURCE: Quantum Energy Inc.

     Andrew J. Kacic, CEO

     218N. Jefferson St., Suite 400

     Chicago, Illinois 60661

     CORP@quantum-e.com